FARMERS & MERCHANTS BANCORP
                     REPORTS RECORD SECOND QUARTER EARNINGS

     Kent A. Steinwert, President and Chief Executive Officer of Farmers & Merchants Bancorp, announced today record net income for the second quarter and six month periods ending June 30, 2003. The results represented the 22nd consecutive quarter that the Company's net income increased over the same period the prior year.

         Farmers & Merchants Bancorp reported record net income for the six month period ending June 30, 2003, of $7,045,000, which equated to earnings per share of common stock outstanding of $9.19, up 11.9% over the same period in 2002. Steinwert attributed Farmers & Merchants Bancorp's improved financial performance to the Bank's $90 million or 13.7% growth of loans outstanding, $78 million or 10% increase in total deposits, and $983,000 or 19.1% jump in non-interest income over the same period last year. Return on average assets was 1.34% for the six month period. Return on average equity (net of accumulated other comprehensive income) was 13.54% for the period ending June 30, 2003, up 46 basis points over the same period the prior year. "We are extremely grateful to our customers for allowing us to serve their banking needs and immensely appreciative of our employees' hard work and dedication," Steinwert noted.

         Farmers & Merchants Bancorp also reported record net income of $3,644,000 for the quarter ending June 30, 2003. Earnings per share of common stock outstanding for the second quarter were $4.76, up 10.7% from the second quarter of the prior year. Since the same period in 2002, loans outstanding grew by 13.7%, total deposits expanded by 10%, and total assets increased by 17.8% to $1,095,616,000. Return on average assets for the quarter exceeded 1.34%. Return on average equity for the quarter (net of accumulated other comprehensive income) improved by 21 basis points to 13.8% in comparison to the prior year.

         Steinwert further stated, "All of us at Farmers & Merchants Bancorp are extremely grateful to the communities we serve for their tremendous support of the Bank. In return, Farmers & Merchants Bancorp continues to be committed to its longstanding financial and volunteer support of the many community-based service organizations, whose missions of mercy are helping to improve the overall quality of life throughout California's Great Central Valley."

         Farmers & Merchants Bancorp is the parent of Farmers & Merchants Bank of Central California, also known as F&M Bank. Founded in 1916, the institution is a full service community bank and proudly serves California's Great Central Valley through 17 branch offices conveniently located from Sacramento to Turlock.